UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2005

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida	33602

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
Item 2.06 Material Impairments.
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities.

On January 19, 2005, Sykes Enterprises, Incorporated (the “Company”) announced to its workforce that, as part of its continued efforts to optimize assets and improve operating performance, it plans to migrate the call volumes of the customer contact management services and related operations from its Bangalore, India facility, a component of the Company’s Americas segment, to other more strategically-aligned offshore facilities in the Asia Pacific region. The Company’s Bangalore facility has generated approximately $1.0 million in revenue for the third quarter of 2004, or $4.0 million on an annualized basis. The Company anticipates that 50% of this revenue will be captured and migrated to its offshore facilities within the Asia Pacific region. The Company expects to complete the plan of migration, including the redeployment of site infrastructure and the recruiting, training and ramping-up of agents associated with the migration of Bangalore call volumes to other offshore facilities, by the early part of the second quarter of 2005. The Company’s decision to migrate the Bangalore operations was based on inadequate rates of return at the Bangalore facility, the marginal competitive advantage of Bangalore operations and Bangalore-based customer contact management transactions being better suited for other offshore facilities.

As a result of this plan of migration, the Company estimates that during the first quarter of 2005 it will incur charges of approximately $0.2 million to $0.3 million as a result of severance and related costs and $0.1 million to $0.2 million related to other exit costs. In connection with this migration, the Company expects to redeploy property and equipment located in India totaling approximately $1.4 million to $1.9 million to other more strategically-aligned offshore facilities in the Asia Pacific region. As a result, the Company will record asset impairment charges of approximately $0.5 million to $1.0 million for certain property and equipment in India as of December 31, 2004. The total charges related to the plan of migration amount to approximately $0.8 million to $1.5 million. The severance and other exit costs require the outlay of cash during 2005, while the charges related to property and equipment represent non-cash charges.

Item 2.06 Material Impairments.

In connection with the plan to migrate the call volumes of the customer contact management services and related operations in Bangalore, India as discussed in Item 2.05 above, the Company has determined that certain of its property and equipment in India was impaired as of December 31, 2004. An asset is impaired when the sum of the undiscounted future cash flows expected to result from the use of the asset and its eventual disposition does not exceed the carrying amount. The amount of the impairment charge is measured as the difference between the net book value of the asset and its estimated fair value. In making its preliminary determination of the estimated fair value, the Company considered discounted cash flows and estimated net sales prices of comparable assets. Accordingly, the Company will record a pre-tax impairment charge as of December 31, 2004 of approximately $0.5 million to $1.0 million, to adjust the respective asset carrying amounts to their estimated fair market values. The final determination of the impairment charge will be made upon the completion of the fair value analysis and any related disposition agreements.

The previously mentioned impairment charges will be reflected as an impairment loss in the Consolidated Statements of Operations for the year ended December 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

	By:	/s/ W. Michael Kipphut

W. Michael Kipphut Group Executive, Senior Vice President – Finance

Date: January 19, 2005